Investor Contact:	John S. Brittain, Jr. 441.294.6350

Media Contact:	Sabrena E. Tufts 441.294.6377

For Immediate Release

QUANTA CAPITAL HOLDINGS RAISES $40M FROM ISSUANCE OF POOLED TRUST
PREFERRED SECURITIES

Hamilton, Bermuda – (Business Wire) – December 21, 2004 — Quanta Capital Holdings Ltd. (NASDAQ: QNTA), a company that provides specialty insurance, reinsurance, and risk consulting services through its subsidiaries, today announced that it has completed the private placement of $40 million of trust preferred securities as part of a pooled transaction.

The securities are classified as long-term debt, mature on March 15, 2035, and have an interest rate that is floating quarterly at the three-month LIBOR interest rate plus 3.85%. Quanta may redeem all or part of the securities at par value once per quarter starting on or after March 15, 2010. Cohen Bros. & Company acted as placement agent with respect to the issuance of the pooled trust preferred securities, while Merrill Lynch acted as placement agent for the underlying notes of the pooled transaction.

John Brittain, Jr., Chief Financial Officer of Quanta commented, "Proceeds from this transaction reflect a competitive cost of long-term capital which will be contributed to our insurance companies to grow our business."

Tobey Russ, Chairman and Chief Executive Officer of Quanta stated, "Securing this capital provides Quanta with the additional resources to expand our premium writings in 2005 and to facilitate our business strategy to grow the core specialty lines insurance business."

About Quanta Capital Holdings Ltd.
Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United States, Ireland and the United Kingdom, Quanta focuses on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise. Quanta is listed on the NASDAQ stock market and trades under the symbol QNTA.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.